Exhibit 99.3


Recoupment Policy Relating to Unearned Incentive Compensation of Executive Officers

If the Board, or an appropriate committee thereof has determined that any fraud, negligence, or intentional misconduct by an Executive Officer and certain other officers was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. The Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to the officer after January 1, 2007, cause the cancellation of restricted or deferred stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer's obligations to the Corporation as it may deem appropriate in view of all the facts surrounding the particular case.